UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                          Bio-Technology General Corp.
                          ----------------------------
                                (Name of Issuer)

                                  Common Stock
                          ----------------------------
                         (Title of Class of Securities)

                                    090578105
                                  ------------
                                 (CUSIP Number)

                                 August 16, 2000
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 090578105

                  1.    Names of Reporting Persons.
                        I.R.S. Identification Nos. of above persons (entities only).

                        OrbiMed Advisers Inc.

                  2. Check the Appropriate Box if a Member Of a Group (See Instructions)

                  [ ]   (a)

                  [ ]   (b)

                  3.    SEC Use Only

                  4.    Citizenship or Place of Organization

                        British Virgin Islands

Number of         5.    Sole Voting Power  0
Shares
Beneficially      6.    Shared Voting Power  2,794,000
Owned by
Each Reporting    7.    Sole Dispositive Power  0
Person With
                  8.    Shared Dispositive Power  2,794,000

                  9.    Aggregate Amount Beneficially Owned by Each Reporting
                        Person

                        2,794,000

                  10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                  11.   Percent of Class Represented by Amount in Row (9)

                        5.12%

                  12.   Type of Reporting Person (See Instructions)

                        IA

------------------------

CUSIP No. 090578105

                  1.    Names of Reporting Persons.
                        I.R.S. Identification Nos. of above persons (entities only).

                        OrbiMed Advisors LLC

                  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                  [ ]   (a)

                  [ ]   (b)

                  3.    SEC Use Only

                  4.    Citizenship or Place of Organization

                        Delaware

Number of         5.    Sole Voting Power  0
Shares
Beneficially      6.    Shared Voting Power  2,794,000
Owned by
Each Reporting    7.    Sole Dispositive Power  0
Person With
                  8.    Shared Dispositive Power  2,794,000

                  9.    Aggregate Amount Beneficially Owned by Each Reporting
                        Person

                        2,794,000

                  10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                  11.   Percent of Class Represented by Amount in Row (9)

                        5.12%

                  12.   Type of Reporting Person (See Instructions)

                        CO

------------------------

CUSIP No. 090578105

                  1.    Names of Reporting Persons.
                        I.R.S. Identification Nos. of above persons (entities only).

                        Caduceus Capital Trust

                  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                  [ ]   (a)

                  [ ]   (b)

                  3.    SEC Use Only

                  4.    Citizenship or Place of Organization

                        Bermuda

Number of         5.     Sole Voting Power  0
Shares
Beneficially      6.     Shared Voting Power  2,794,000
Owned by
Each Reporting    7.     Sole Dispositive Power  0
Person With
                  8.     Shared Dispositive Power  2,794,000

                  9.    Aggregate Amount Beneficially Owned by Each Reporting
                        Person

                        2,794,000

                  10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                  11.   Percent of Class Represented by Amount in Row (9)

                        5.12%

                  12.   Type of Reporting Person (See Instructions)

                        OO

------------------------

CUSIP No. 090578105

                  1.    Names of Reporting Persons.
                        I.R.S. Identification Nos. of above persons (entities only).

                        Caduceus Capital II, L.P.

                  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                  [ ]   (a)

                  [ ]   (b)

                  3.    SEC Use Only

                  4.    Citizenship or Place of Organization Delaware

Number of         5.    Sole Voting Power  0
Shares
Beneficially      6.    Shared Voting Power  2,794,000
Owned by
Each Reporting    7.    Sole Dispositive Power  0
Person With
                  8.    Shared Dispositive Power  2,794,000

                  9.    Aggregate Amount Beneficially Owned by Each Reporting
                        Person

                        2,794,000

                  10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                  11.   Percent of Class Represented by Amount in Row (9)

                        5.12%

                  12.   Type of Reporting Person (See Instructions)

                        PN

------------------------

CUSIP No. 090578105

                  1.    Names of Reporting Persons.
                        I.R.S. Identification Nos. of above persons (entities only).

                        PaineWebber Eucalyptus Fund, LLC

                  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                  [ ]   (a)

                  [ ]   (b)

                  3.    SEC Use Only

                  4.    Citizenship or Place of Organization

                        Delaware

Number of         5.    Sole Voting Power  0
Shares
Beneficially      6.    Shared Voting Power  2,794,000
Owned by
Each Reporting    7.    Sole Dispositive Power  0
Person With
                  8.    Shared Dispositive Power  2,794,000

                  9.    Aggregate Amount Beneficially Owned by Each Reporting
                        Person

                        2,794,000

                  10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                  11.   Percent of Class Represented by Amount in Row (9)

                        5.12%

                  12.   Type of Reporting Person (See Instructions) IV

------------------------

CUSIP No. 090578105

                  1.    Names of Reporting Persons.
                        I.R.S. Identification Nos. of above persons (entities only).

                        PaineWebber Eucalyptus Fund, Ltd.

                  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                  [ ]   (a)

                  [ ]   (b)

                  3.    SEC Use Only

                  4.    Citizenship or Place of Organization

                        Cayman Islands

Number of         5.    Sole Voting Power  0
Shares
Beneficially      6.    Shared Voting Power  2,794,000
Owned by
Each Reporting    7.    Sole Dispositive Power  0
Person With
                  8.    Shared Dispositive Power  2,794,000

                  9.    Aggregate Amount Beneficially Owned by Each Reporting
                        Person

                        2,794,000

                  10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                  11.   Percent of Class Represented by Amount in Row (9)

                        5.12%

                  12.   Type of Reporting Person (See Instructions)

                        IV

------------------------

CUSIP No. 090578105

                  1.    Names of Reporting Persons.
                        I.R.S. Identification Nos. of above persons (entities only).

                        Finsbury Worldwide Pharmaceutical Trust PLC

                  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                  [ ]   (a)

                  [ ]   (b)

                  3.    SEC Use Only

                  4.    Citizenship or Place of Organization

                        United Kingdom

Number of         5.    Sole Voting Power  0
Shares
Beneficially      6.    Shared Voting Power  2,794,000
Owned by
Each Reporting    7.    Sole Dispositive Power  0
Person With
                  8.    Shared Dispositive Power  2,794,000

                  9.    Aggregate Amount Beneficially Owned by Each Reporting
                        Person

                        2,794,000

                  10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                  11.   Percent of Class Represented by Amount in Row (9)

                        5.12%

                  12.   Type of Reporting Person (See Instructions)

                        CO

------------------------

CUSIP No. 090578105

                  1.    Names of Reporting Persons.
                        I.R.S. Identification Nos. of above persons (entities only).

                        PHARMA/wHEALTH

                  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                  [ ]   (a)

                  [ ]   (b)

                  3.    SEC Use Only

                  4.    Citizenship or Place of Organization

                        Luxembourg

Number of         5.    Sole Voting Power  0
Shares
Beneficially      6.    Shared Voting Power  2,794,000
Owned by
Each Reporting    7.    Sole Dispositive Power  0
Person With
                  8.    Shared Dispositive Power  2,794,000
`
                  9.    Aggregate Amount Beneficially Owned by Each Reporting
                        Person

                        2,794,000

                  10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                  11.   Percent of Class Represented by Amount in Row (9)

                        5.12%

                  12.   Type of Reporting Person (See Instructions)

                        OO

------------------------

CUSIP No. 090578105

                  1.    Names of Reporting Persons.
                        I.R.S. Identification Nos. of above persons (entities only).

                        Eaton Vance Worldwide Health Services Fund

                  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                  [ ]   (a)

                  [ ]   (b)

                  3.    SEC Use Only

                  4.    Citizenship or Place of Organization

                        Massachusetts

Number of         5.    Sole Voting Power  0
Shares
Beneficially      6.    Shared Voting Power  2,794,000
Owned by
Each Reporting    7.    Sole Dispositive Power  0
Person With
                  8.    Shared Dispositive Power  2,794,000

                  9.    Aggregate Amount Beneficially Owned by Each Reporting
                        Person

                        2,794,000

                  10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

                  11.   Percent of Class Represented by Amount in Row (9)

                        5.12%

                  12.   Type of Reporting Person (See Instructions)

                        IV

--------------------------------------------------------------------------------

      Item  1.

                  (a)   Issuer: Bio-Technology General Corp.

                  (b)   Address: 70 Wood Avenue South
                                 Iselin, NJ 08830

      Item  2.

                  (a)   Name of Person Filing:

                        OrbiMed Advisers Inc.

                        OrbiMed Advisors LLC

                        Caduceus Capital Trust

                        Caduceus Captital II, L.P.

                        PaineWebber Eucalyptus Fund, LLC

                        PaineWebber Eucalyptus Fund, Ltd.

                        Finsbury Worldwide Pharmaceutical Trust PLC

                        PHARMA/wHEALTH

                        Eaton Vance Worldwide Health Sciences Fund

                  (b)   Address of Principal Business Offices:

                        c/o OrbiMed Advisors LLC

                        767 Third Avenue, 6th Floor

                        New York, New York 10010

                  (c)   Citizenship:

                        Please refer to Item 4 on each cover sheet for each filing person

                  (d)   Title of Class of Securities

                        Common stock

                  (e)   CUSIP Number: 090578105

      Item  3.    Not Applicable

      Item  4.    Ownership

                  Please see Items 5 - 9 and 11 for each cover sheet for each filing separately

      Item  5.    Ownership of Five Percent or Less of a Class Not Applicable

      Item  6.    Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable

      Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Not Applicable

      Item  8.    Identification and Classification of Members of the Group

                  Not Applicable

      Item  9.    Notice of Dissolution of Group

                  Not Applicable

      Item  10.   Certification

                                      By signing below I certify that, to the
                                      best of my knowledge and belief, the
                                      securities referred to above were not
                                      acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: September 19, 2000
                                    OrbiMed Advisers Inc.

                                             By: /s/ Samuel D. Isaly
                                             ----------------------------
                                             Name:   Samuel D. Isaly
                                             Title:  President

                                    OrbiMed Advisors LLC

                                             By: /s/ Samuel D. Isaly
                                             ----------------------------
                                             Name:   Samuel D. Isaly
                                             Title:  Managing Member

                                    Caduceus Capital Trust

                                             By: /s/ Samuel D. Isaly
                                             ----------------------------
                                             Name:   Samuel D. Isaly
                                             Title:  Portfolio Manager

                                    Caduceus  Captital II, L.P.

                                             By: /s/ Samuel D. Isaly
                                             ----------------------------
                                             Name:   Samuel D. Isaly
                                             Title:  Portfolio Manager

                                    PaineWebber Eucalyptus Fund, LLC

                                             By: /s/ Samuel D. Isaly
                                             ----------------------------
                                             Name:   Samuel D. Isaly
                                             Title:  Portfolio Manager

                                    PaineWebber Eucalyptus Fund, Ltd.

                                             By: /s/ Samuel D. Isaly
                                             ----------------------------
                                             Name:   Samuel D. Isaly
                                             Title:  Portfolio Manager

                                    Finsbury Worldwide Pharmaceutical Trust PLC

                                             By: /s/ Samuel D. Isaly
                                             ----------------------------
                                             Name:   Samuel D. Isaly
                                             Title:  Portfolio Manager

                                    PHARMA/wHEALTH

                                             By: /s/ Samuel D. Isaly
                                             ----------------------------
                                             Name:   Samuel D. Isaly
                                             Title:  Portfolio Manager

                                    Eaton Vance Worldwide Health Sciences Fund

                                             By: /s/ Samuel D. Isaly
                                             ----------------------------
                                             Name:   Samuel D. Isaly
                                             Title:  Portfolio Manager